Exhibit 99.2

News Release
CORPORATION
7140 Office Circle
P.O. Box 15600
Evansville, IN 47716

Investor Contact:	Todd Taylor
Phone:	(812) 962-5105

Media Contact:	Eva Schmitz
Phone:	(812) 962-5011

FOR IMMEDIATE RELEASE

Accuride Announces Extended Waiver with Lenders and

Extended Forbearance with Bondholders

EVANSVILLE, Ind. – Sept. 30, 2009 – Accuride Corporation (OTCBB:  AURD) today reported that it continues to have constructive discussions with key constituents in regards to an expected restructuring transaction.  As a result, the Company has entered into a new agreement with each of the holders of its 8 ½ percent Senior Subordinated Notes due 2015 and the lenders under its Fourth Amended and Restated Credit Agreement that effectively extend the term of the previous waiver and forbearance agreements to October 5, subject to certain early termination provisions.

“The extensions offer the Company the additional time we believe is necessary to solidify a restructuring arrangement which addresses our balance sheet issues,” said Bill Lasky, Accuride’s President, CEO, and Chairman of the Board.

Accuride Corporation is one of the largest and most diversified manufacturers and suppliers of commercial vehicle components in North America.  Accuride’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, seating assemblies and other commercial vehicle components.  Accuride’s products are marketed under its brand names, which include Accuride, Gunite, Imperial, Bostrom, Fabco, Brillion, and Highway Original.  For more information, visit Accuride’s website at http://www.accuridecorp.com.

Forward-looking statements

Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Accuride’s expectations, hopes, beliefs and intentions, or statements about future conditions in the economy or the commercial vehicle market.  It is important to note that Accuride’s actual future results could differ materially from those expressed or implied in such forward-looking statements, and such statements are subject to a number of risks, uncertainties and other factors. These factors could include, among other things, whether the temporary waiver provides sufficient time to address Accuride’s on-going liquidity and financing

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concerns, including Accuride’s ability to obtain a long term amendment to its Credit Agreement, adjust its capital structure or implement any other strategic alternative described herein. In addition, such statements are subject to the impact on Accuride’s business and prospects generally of, among other factors, market demand in the commercial vehicle industry, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in Accuride’s Securities and Exchange Commission filings, including those described in Item 1A of Accuride’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Any forward-looking statement reflects only Accuride’s belief at the time the statement is made. Although Accuride believes that the expectations reflected in these forward-looking statements are reasonable, it cannot guarantee its future results, levels of activity, performance or achievements. Except as required by law, Accuride undertakes no obligation to update any forward-looking statements to reflect events or developments after the date of this news release.

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